Exhibit 99.1

NEWS RELEASE
RELEASE DATE:	November 14, 2006

For more information, contact:
John Q. Shaw, President and CEO
johns@newcenturybanknc.com, 910-892-7080

HEDGEPETH NAMED EXECUTIVE VICE PRESIDENT AND

CHIEF OPERATING OFFICER OF NEW CENTURY BANK

Dunn, NC . . . William L. “Bill” Hedgepeth, president and CEO of New Century Bank South, has been named executive vice president and chief operating officer for New Century Bank, announced John Q. Shaw, president and CEO of New Century Bank and New Century Bancorp [NASDAQ: NCBC], the holding company for the two banks.

“Bill has served us well as president of New Century Bank South and as a member of the executive team of New Century Bancorp,” said Shaw. “Under his leadership, New Century Bank South has grown from $25 million in assets to nearly $200 million in assets in just two-and-a-half years. In addition, during the second and third quarters of this year, he led our team in the acquisition of Progressive State Bank.

“Bill is committed to the vision of New Century Bancorp. He understands the opportunities and the challenges we have ahead. He will lead our management team—Lisa Campbell, Chief Financial Officer; Darrell Fowler, Branch Administrator; Joan Patterson, Chief Operations Officer; and Pete Siemion, Chief Credit Officer—in the day-to-day operations of New Century Bank as we continue to grow, as well as leading a strong team at New Century Bank South. This promotion is well deserved.”

Hedgepeth has 23 years experience in the banking industry, previously working as an area executive with First South Bank. He received a bachelor’s degree from the University of North Carolina at Chapel Hill. A native of Rocky Mount, he has spent most of his life in Fayetteville, where he and his wife Dede reside with their children, Hannah and William. They are members of Haymount United Methodist Church.

New Century Bancorp reported total assets of $544.0 million as of September 30, 2006. New Century Bank is headquartered in Dunn and has branch offices in Clinton, Goldsboro, and Lillington; and New Century Bank South is headquartered in Fayetteville with branch offices in Dublin, Lumberton, Pembroke, and Raeford.

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Stock Symbol: NASDAQ: NCBC	www.newcenturybanknc.com